UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Name of Registrant as Specified In Its Charter) Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Value LLC Joseph Stilwell
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 25, 2018, The Stilwell Group issued the following press release:

The Stilwell Group Sends THIRD Letter to Shareholders of Wheeler Real Estate Investment Trust

NEW YORK, July 25, 2018 /PRNewswire/ -- The Stilwell Group, the largest shareholder of Wheeler Real Estate Investment Trust, Inc. (the "Company"), today announced that it delivered an open letter to shareholders of the Company.

The full text of the letter follows:

July 24, 2018

Dear Fellow WHLR Owner,

In March, Wheeler REIT announced a loss of $5.3 million on a $12 million loan to the ‘Sea Turtle Marketplace Project.’ Jon Wheeler was an investor and the general partner of the Sea Turtle Marketplace Project. As best we can tell based on the Company’s spotty public disclosures, it was not a part of our Company.*

It appears that the Bank of Arkansas made a $16 million senior loan to the Sea Turtle Marketplace Project, and that loan was personally guaranteed by Jon Wheeler. Our Company made the $12 million junior loan to the Sea Turtle Marketplace Project (approved by the board which included these six legacy directors: Stewart Brown, David Kelly, John McAuliffe, Carl McGowan, Jr., John Sweet and Jeffrey Zwerdling) and -- inexplicably -- it does not appear as if the legacy directors got Jon Wheeler’s personal guarantee on this junior loan (the place where the guarantee was needed).

Is it possible that Stewart Brown, placed on the Board by Westport Capital Partners (supposed real estate experts), didn’t know better than to allow the approval of such an inherently conflicted loan? The directors’ duty was to the shareholders -- not to Jon Wheeler. Didn’t any of them recognize that? At a minimum, where was the guarantee for such a risky construction loan?

Rule #1: Don’t make loans from Company funds for the CEO’s outside projects.

Rule #2: If, for some crazy reason, you violate Rule #1, make sure you watch very carefully.

The directors appear to have been dead asleep.

Sincerely,

Megan Parisi

* Further disclosures by the Company would be helpful.

They’re still heeere!

*Our calculation, according to Nasdaq price history, is based on the $6/share closing price of WHLR on its first day of public trading, 11/19/2012 (adjusted to $48/share due to the 1-for-8 reverse stock split on 3/31/17), and the $4.70/share closing price on 7/23/2018.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Stilwell Activist Investments, L.P. (“Stilwell Activist Investments”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of stockholders of Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the "Company").

Stilwell Activist Investments STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Stilwell Activist Investments, Stilwell Value Partners VII, L.P. (“Stilwell Value Partners VII”), Stilwell Activist Fund, L.P. ("Stilwell Activist Fund"), Stilwell Value LLC (“Stilwell Value LLC”), Joseph Stilwell, Paula J. Poskon, and Corissa Briglia Porcelli.

As of the date hereof, Stilwell Activist Investments directly beneficially owns 678,922 shares of common stock, $0.01 par value per share of the Company (the “Common Stock”), which includes 19,126 shares of the Company’s Series D Cumulative Convertible Preferred Stock, no par value (the “Series D Preferred Stock”), that are convertible into 28,193 shares of Common Stock. As of the date hereof, Stilwell Value Partners VII directly beneficially owns 141,928 shares of Common Stock, which includes 4,016 shares of Series D Preferred Stock that are convertible into 5,920 shares of Common Stock. As of the date hereof, Stilwell Activist Fund directly beneficially owns 90,226 shares of Common Stock, which includes 2,258 shares of Series D Preferred Stock that are convertible into 3,328 shares of Common Stock. Stilwell Value LLC, as the general partner of each of Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments, may be deemed the beneficial owner of the 911,076 shares of Common Stock, which includes 25,400 shares of Series D Preferred Stock that are convertible into 37,441 shares of Common Stock, owned in the aggregate by Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments. Mr. Stilwell, as the managing member and owner of Stilwell Value LLC, the general partner of each of Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments, may be deemed the beneficial owner of the 911,076 shares of Common Stock, which includes 25,400 shares of Series D Preferred Stock that are convertible into 37,441 shares of Common Stock, owned in the aggregate by Stilwell Value Partners VII, Stilwell Activist Fund and Stilwell Activist Investments. As of the date hereof, neither Ms. Poskon nor Ms. Porcelli own any securities of the Company.

Investor Contact:

The Stilwell Group

Megan Parisi

(917) 881-8076

mparisi@stilwellgroup.com